Exhibit 10.3

August 14, 2014
Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588

Re:	Section 338(g) Elections

Ladies and Gentlemen:

Reference is made to the Amended and Restated Tax Sharing Agreement by and among Safeway Inc. (“Safeway”) and its Affiliates, and Blackhawk Network Holdings, Inc. (“Blackhawk” or “you”) and its Affiliates dated April 11, 2014 (the “Tax Sharing Agreement”). Unless otherwise indicated, capitalized terms used in this letter agreement and not otherwise defined have the respective meanings set forth in the Tax Sharing Agreement.
You have requested that Safeway file or prepare to be filed an election under Section 338(g) of the Code with respect to the acquisition of Retailo AG and its subsidiaries in November 2013 (the “Retailo Election”). You have advised that you may also request certain Section 338(g) Elections with respect to the distribution by Safeway of shares of Class B Common Stock of Blackhawk on April 14, 2014 (the “Requested 338(g) Elections”).
Notwithstanding any limitations in any other agreements heretofore entered into between the parties hereto including the Tax Sharing Agreement, Blackhawk hereby agrees to indemnify and hold harmless Safeway and its Affiliates against:

(a)	any and all Taxes or other incremental costs and expenses, including any reduction in or loss of any Tax Asset, arising from the Retailo Election (calculated on a “with” and “without” basis), and

(b)
any and all Taxes or other incremental costs and expenses, including any reduction in or loss of any Tax Asset, arising from the Requested 338(g) Elections (calculated on a “with” and “without” basis) (the amounts described in (a) and (b), the “Section 338(g) Costs”).

Safeway shall provide Blackhawk with a written statement (which may be delivered by email) setting forth any amounts owed by Blackhawk pursuant to this letter agreement and Blackhawk shall have a ten-day period to review and provide comments to Safeway (which comments Safeway may accept or reject) on such statement prior to such statement becoming final. Such statement, once final, shall be deemed conclusive of the amount due absent manifest error. Blackhawk hereby waives any rights it may have under Section 2.04 or Section 5.03(e) or any other section of the Tax Sharing Agreement and any other rights it may have to contest the calculation of such amounts. Any amount shown on a final statement shall be paid by Blackhawk to Safeway in cash two business days prior to the due date for the payment of the related Taxes (including any estimated Taxes). If there is no such due date for payment, payment of any amount due hereunder shall be made within thirty days after the statement relating to such amount becomes final pursuant to this paragraph.
The parties hereto intend that any payment in respect of the Section 338(g) Costs shall be treated as nontaxable distributions made prior to the Distribution, provided, however, that if Safeway determines in its reasonable discretion that such treatment is not appropriate, Blackhawk shall be liable for (a) the After Tax Amount with respect to any payments under this letter agreement and (b) interest at the rate described in Section 7.05(e) of the Tax Sharing Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. Safeway shall separately specify and compute any such After Tax Amount. However, Safeway may choose not to specify an After Tax Amount in a demand for payment pursuant to this letter agreement without thereby being deemed to have waived its right to subsequently demand an After Tax Amount with respect to such payment.
The terms herein may not be amended, waived, modified, discharged or terminated orally, and may only be amended, waived, modified or discharged by an instrument in writing signed by the parties hereto. This letter agreement and the rights and obligations of the parties hereunder shall be binding upon the parties hereto and their respective successors, transferees and assigns. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this letter agreement irrevocably consents to service of process in the manner provided for notices in Section 10.04 of the Tax Sharing Agreement. Nothing in this letter agreement will affect the right of any party to this letter agreement to serve process in any other manner permitted by law.
[Signature page follows]

Please execute this letter agreement in the space indicated below and return a copy to us at the address above to acknowledge your acceptance.

SAFEWAY, INC.

By:	/s/ Gary Schmidt
Name:	Gary Schmidt
Title:	Vice President

ACKNOWLEDGED, ACCEPTED AND AGREED:

BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ Jerry Ulrich
Name:	Jerry Ulrich
Title:	CFO & CAO

Cc:    Robert A. Gordon, Senior Vice President, Safeway Inc.
Gary Schmidt, Vice President, Safeway Inc.
David Durant, General Counsel, Blackhawk Network Holdings, Inc.
Joan Lockie, Vice President & Corporate Controller, Blackhawk Network Holdings, Inc.
Seema Jain, Senior Director, Tax, Blackhawk Network Holdings, Inc.

[Signature Page to August [14], 2014 Side Letter Relating to Section 338(g) Elections]